Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-162246 on Form S-8 of our report dated March 11, 2011, relating to the consolidated financial statements and financial statement schedule of Apollo Commercial Real Estate Finance, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Apollo Commercial Real Estate Finance, Inc. for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 11, 2011